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                                                                       Exhibit 5
                        [Letterhead of Hunton & Williams]

April 30, 2002



Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, North Carolina 27601

                       Registration Statement on Form S-3
                    Relating to Issuance of 2,523,174 Shares
                      of Progress Energy, Inc. Common Stock

Ladies and Gentlemen:

     We have acted as counsel to Progress Energy, Inc., a North Carolina corporation (the "Company"), in connection with the above-referenced Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on April 30, 2002 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended (the "Act"), of 2,523,174 shares of the Company's common stock, no par value (the "Shares") to be offered, and upon effectiveness to be sold, by each of the selling shareholders named in the prospectus forming a part of the Registration Statement under the heading "The Selling Shareholders" (the "Selling Shareholders"). The Company issued the Shares to the Selling Shareholders pursuant to the Agreement and Plan of Merger, dated April 26, 2002, by and among the Company, WGC Merger Sub, Inc., a Texas corporation, KVS Interests, Ltd., a Texas limited partnership, ALV Interests, Ltd., a Texas limited partnership, Vaughan Operating Company, LLC, a Texas limited liability company, Kim Vaughan Scrivener, Amy Vaughan King, K&A Assets, LLC, a Texas limited liability company, and Westchester Gas Company, Ltd., a Texas limited partnership. The Company is registering the Shares pursuant to a Registration Rights Agreement, dated
April 26, 2002, by and among the Company, KVS Interests, Ltd., ALV Interests, Ltd., Vaughan Operating Company, LLC, Kim Vaughan Scrivener and Amy Vaughan King. The Shares will be offered by the Selling Shareholders on a delayed basis pursuant to the provisions of Rule 415 under the Act.


     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

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Progress Energy, Inc.
April 30, 2002
Page 2


     Based upon the foregoing and the further qualifications stated below and assuming that (a) the Registration Statement and any amendments thereto will have become effective and will comply with all applicable laws at the time shares are offered and sold and (b) the Shares will be offered and sold in compliance with applicable laws and in the manner stated in the Registration Statement, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.

     2. The Shares to be offered, and upon effectiveness to be sold, by the Selling Shareholders pursuant to the Registration Statement have been legally issued, and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

                                                     Very truly yours,


                                                     Hunton & Williams